Exhibit 99.2

Remarks of Bernard P. Aldrich

Rimage Corporation 2nd Quarter FY 2009 Conference Call

July 22, 2009

▪	Good morning and thank you for taking the time to participate in our second quarter earnings conference call.
▪	Joining me today is Sherman Black, our president and chief operating officer, and Rob Wolf, our chief financial officer, who will review our recent operating results.
▪	Also with us is Manny Almeida, our executive vice president of sales and marketing.
▪	We will be pleased to take your questions at the conclusion of our remarks.
▪	Regulation FD prohibits us from providing any forward-looking statements unless they are released simultaneously to the public.
▪	It is important to understand that any forward-looking statements are subject to a number of risks that could affect our anticipated performance.
▪	These risks are set forth in our filings with the Securities and Exchange Commission, which we urge you to review.
▪	Turning now to the subject of this conference call, we reported sales of $19.8 million for the second quarter of 2009 ended June 30, compared to $22.7 million in the year-earlier period.
▪	Second quarter earnings were $2.0 million or $0.20 per diluted share, up slightly from $1.9 million or $0.19 per diluted share in the same period of 2008.
▪

It is encouraging to note that our second quarter sales and earnings were improved from the levels reported in this year’s first quarter despite the continuing impact of the recession on the purchasing decisions of our customers.

▪	All in all, we believe Rimage is weathering the global economic storm better than many other companies.
▪	Rimage’s second quarter operating results benefited from several factors.
▪	Our gross margin increased due primarily to reduced service-related costs associated with improvements to our products.
▪	We also benefited from actions taken in recent quarters to streamline our cost structure and better align operating expenses with current and anticipated sales.
▪	As a result, total operating expenses in this year’s second quarter were down approximately half a million dollars from the same period a year ago.
▪	However, we have maintained R&D spending at a relatively high level as development continues on next-generation products.

▪	We have been able to maintain our strong emphasis on R&D thanks to Rimage’s exceptionally strong financial condition.
▪	We ended the second quarter with cash and investments in excess of $104 million and a virtually debt-free balance sheet.
▪	Despite these positives, the fact remains that many existing and prospective customers continue to be hesitant to commit to capital purchases.
▪	This cautious posture has resulted in significantly lengthened selling lead times for our disc publishing systems.
▪	For this reason, we have limited visibility into future orders.
▪	Given these factors, we remain guarded about Rimage’s near-term performance, and we will continue to manage our business in ways that are consistent with the global economic environment.
▪	At the same time, we are focusing our people and resources on strengthening Rimage’s core business to further capitalize upon our current technological competencies and global sales channel.
▪	For example, we see significant opportunities in all levels of the government market.
▪	We also are optimistic about the future of electronic medical records, and believe various archiving and video applications hold considerable potential for us going forward.
▪

Headed by Sherman Black, our new president and chief operating officer, the effort to maximize our core business also is preparing us for exploring potential new opportunities that could extend beyond the scope of our current operations.

▪

Once we believe our business foundation has been adequately strengthened, we will evaluate any such opportunities if they could be complementary to our core business and possess solid growth potential.

▪	Our current and future opportunities, coupled with our ongoing commitment to R&D and global sales channel, make us optimistic about Rimage’s future.
▪	So while our near-term performance may lag our historic norms, we have a great deal of confidence in Rimage’s prospects over the long haul.
▪	Now, I will turn this call over to Sherman Black, who will discuss the strategic undertakings that he is directing.

Remarks of Sherman L. Black

Rimage Corporation 2nd Quarter FY 2009 Conference Call

July 22, 2009

▪	Thank-you, Bernie.
▪

Since becoming Rimage’s president and chief operating officer in April, I have spent a great deal of time on the road, visiting Rimage’s distributors, value-added resellers and end-user customers in North America, Europe and Asia.

▪	These travels have been a major contributor to my steadily growing understanding of Rimage’s business, operations and markets.
▪	Equally important, I have gained an awareness of new opportunities that we can effectively pursue with our capabilities in software, robotics and surface label printing technology.
▪	The potential of our current business is far from exhausted, which is why I have focused our team on maximizing and strengthening Rimage’s core operations.
▪	The drive to strengthen Rimage’s core is centered around four primary initiatives:

- Products,

- Sales,

- Global service, and,

- Supply chain.

▪	In terms of our product initiative, we are working to optimize our product portfolio and establish ongoing product line management.
▪

Among other things, this involves examining our product positioning in the marketplace...realizing the full value of Rimage’s software...thoroughly assessing our competitive strengths and weaknesses...evaluating pricing strategies... and improving our outbound marketing.

▪	Regarding our sales initiative, we are carefully evaluating Rimage’s sales model, with the objective of implementing concepts and elements deemed necessary to attain our near and longer-term plans.
▪	This process involves such things as:
–	Moving Rimage closer to our served markets by increasing our visibility and interaction with resellers and end-user customers,
–	Improving the effectiveness of our after-market sales effort,
–	Strengthening our relationship with distributors and resellers through such means as a loyalty program, and,
–	Ensuring that we have adequate sales coverage of our markets in terms of both geography and applications.

▪

Our service initiative is focusing on ways to increase the attach rates or utilization among both existing and new customers, since after-market service generates a stream of recurring revenues with attractive margins.

▪	We see particularly strong opportunities for increasing service-related revenues in international markets.
▪

And finally, regarding our supply chain, we are focused on building strategic supplier partnerships to establish a global supply chain capable of generating cost reductions and providing improved access to required technologies.

▪	We are making measurable progress with each of these initiatives, which are aimed, as I said earlier, at maximizing Rimage’s core business.
▪	At the same time, this effort is preparing us for exploring potential new opportunities that could extend beyond the current scope of our operations.
▪	Once we believe we are adequately prepared, we will evaluate any such opportunities if they make good economic sense and if they are complementary or related to our core business.
▪	The work and planning that I have discussed today have further increased my optimism and enthusiasm about Rimage’s future.
▪	My optimism is bolstered by the fact that Rimage continues to operate as a solidly profitable cash generator despite the weak economy.
▪	This underlying strength should provide a solid platform for our plans and future profitable growth.
▪	Thank-you. Now, I will turn the call over to Rob Wolf, who will review some highlights of our second quarter performance.

Remarks of Robert M. Wolf

Rimage Corporation 2nd Quarter FY 2009 Conference Call

July 22, 2009

▪	Thanks, Sherm.
▪	First, I will run through some second quarter sales highlights.
▪

Sales of digital publishing hardware declined 25% in the second quarter of 2009 and accounted for 36% of total sales, unchanged from this year’s first quarter and down from 42% in the second quarter of 2008.

▪	This decline reflects the lengthened selling lead times for hardware that we have experienced over the past several quarters as a result of the weak economy.
▪

Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, decreased 4% in this year’s second quarter in comparison to the year-earlier period.

▪	This modest decline reflects reduced consumption of blank discs and replacement printer ribbons/cartridges due to weak economic conditions.
▪	Recurring revenues accounted for 64% of our second quarter sales, unchanged from the first quarter and up from 58% in the second quarter of 2008.
▪

Recurring revenues, which have benefited from Rimage’s large installed base, have accounted for a higher than normal proportion of total sales over the past year due to the economy-related slowdown in sales of disc publishing hardware.

▪	International sales declined 31% in this year’s second quarter, due primarily to the impact of the weak economy on Rimage’s European operation.
▪	However, sales in the Asia/Pacific market exceeded our internal forecast for this period.
▪	International sales accounted for 38% of total second quarter sales, compared to 48% in the first quarter and 47% in the year-earlier period.
▪	Currency effects decreased worldwide sales by 4% in the second quarter of 2009.
▪	Rimage’s gross margin was 46% in this year’s second quarter, compared to 47% in the first quarter and 44% in last year’s second quarter.
▪

Our gross margin during the first half of 2009 has benefited from reduced service-related costs associated with improvements to our products that have further strengthened their performance and reliability.

▪	We anticipate a third quarter gross margin at or near the second quarter level.
▪	Moving down the P&L, our overall cost structure in the second quarter continued to benefit from the expense reduction measures that we have instituted over the past several quarters.

▪	Selling, general and administrative expense totaled $5.1 million in this year’s second quarter, down from $5.3 million in the first quarter and $5.7 million in the second quarter of 2008.
▪	We believe SG&A will remain at or near the current level in this year’s third quarter.
▪	R&D expense of $1.5 million was down from $2.0 million in the first quarter and was virtually unchanged from last year’s second quarter.
▪	The sequential quarterly decline in R&D expense reflected the timing of expenses associated with new development projects.
▪	However, R&D expense is expected to continue at a relatively high level in the third quarter as development work continues on important new products.
▪	Our operating margin rose to 13% in the second quarter from 7% in the first quarter and 12% in the second quarter of 2008.
▪	We realized other income of $823,000 in this year’s second quarter, which included a one-time gain of $278,000 related to the sale of our municipal bond holdings.
▪	We reinvested the sale proceeds in U.S. Treasuries, reflecting our assessment of the risk/reward profile of treasuries versus muni bonds.
▪	As a result of our conservative stance toward cash management, we have realized reduced levels of interest income beginning in this year’s second quarter.
▪

Our effective tax rate increased to 41% in the second quarter from 33% in the first quarter, due primarily to lower projected tax-exempt interest income resulting from the sale of our municipal bond holdings.

▪	Turning now to our balance sheet, cash and investments rose to $104.4 million at June 30, 2009, from $96.7 million at the end of the first quarter and $95.4 million at the beginning of this year.
▪	At these levels, cash reserves are more than adequate for supporting Rimage’s growth initiatives.
▪	Working capital totaled $89.8 million at the end of the second quarter, compared to $71.7 million at the end of the first quarter and $62.1 million at the end of 2008.
▪	Finally, Rimage’s balance sheet is debt-free, while stockholders’ equity increased to $112.8 million at June 30, 2009, from $110.3 million at March 31, 2009 and $109.0 million at December 31, 2008.
▪	That wraps up our formal remarks, and now the conference call operator will poll you for any questions.